 Policy Specifications
Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]
Rate Class:	[PREFERRED]
Owner:	[JOHN DOE]

Initial Specified Amount:	$[100,000]	Policy Date:	[JANUARY 1, 2026]
Minimum Specified Amount:	$[25,000]	Date of Issue:	[JANUARY 1, 2026]
Monthly Anniversary Day:	[01]

Plan of Insurance:
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE WITH LONG-TERM CARE BENEFITS
Separate Account:
[Lincoln Life Flexible Premium Variable Account M]
NOTE: This Policy provides life insurance coverage to the death of the Insured if sufficient premiums are paid.
The duration of coverage will depend on the amount, timing, and frequency of premium payments, Premium Loads, interest credited, Cost of Insurance, Administrative Fees, investment performance of the Separate Account, any loans or partial surrenders, and the cost of additional benefits. The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Premium Payments:
Planned Premium: $[6,487.00]
Premiums may be accepted until the Insured’s Attained Age [121]. Additional premium payments may vary by frequency or amount.

Payment Mode:
[ANNUALLY]

Minimum Additional Premium Payment Amount:
No premium payment may be less than $[200.00] Annually or $[15.00] if paid by electronic funds transfer.

Annual Premium Limit:
$[11,793] in Policy Year [4] and thereafter.
Limit Single Premium:
$[38,410]
Limit Level Premium:
$[3,931]
Beneficiary:
[As named in the application for this Policy, unless later changed.]

Guaranteed Minimum Fixed Account Interest Rate:
[1.00]% annual effective rate ([0.00272616]% daily).

Minimum Specified Amount Increase:
$[25,000]

Maximum Attained Age for a Specified Amount Increase:
Increases in Specified Amount not allowed after the Insured reaches Attained Age [70].

Maximum Number of Specified Amount Increases per Policy Year:
[Increases not allowed] in Policy Year(s) [1]; and
[1] in Policy Year [2] and thereafter.

Minimum Specified Amount Decrease:
$[1,000]

Maximum Number of Specified Amount Decreases per Policy Year:
[Decreases not allowed] in Policy Year(s) [1 and 2]; and
[1]
in Policy Year [3] and thereafter.

Loan Information
Minimum Loan Amount:
$[100.00]
Minimum Loan Repayment Amount:
$[25.00]

Loan Interest Rate Charged:
[4.00]% annual effective rate in all Policy Years.

Loan Account Credited Interest Rate:
[1.00]% annual effective rate ([0.00272616]% daily) in all Policy Years.

Partial Surrenders
Amount of Partial Surrenders:
Must be at least $[500.00]; and/or not more than an amount equal to the
Surrender Value of this Policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to us, minus $[500.00].

Maximum Number of Partial Surrenders per Policy Year:

Transfers
Partial surrender not allowed in the first Policy Month; and
[1]
per Policy Year beginning with the second Policy Month and thereafter.

Minimum Transfer Amount:
$[50] or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:
$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

Limitation on Transfers from the Fixed Account:
Cannot exceed the greater of [25.00]% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

Account(s) available from which to transfer funds for Dollar Cost Averaging:
[money market Sub-Account
Fixed Account (may be elected at policy issue only)]

Riders and Benefits Charges
Value Protection Rider

Factors used in the No-Lapse Provisions:
Policy Year	Monthly Accumulation Factor	Monthly No-Lapse Premium
[1 - 35	[1.00407413	$[146.15]
36] and thereafter	1.00486756]	$0.00

The Monthly No-Lapse Premium as of the Policy Date is shown above, and may change as described in the No-Lapse Provisions of the Value Protection Rider.
No-Lapse Guarantee Cease Age: [121]

Long-Term Care Benefits Rider
Minimum LTC Duration:	[36] months
Initial LTC Benefit Pool:	$[150,000.12]
Initial Maximum Monthly LTC Benefit	$[4,166.67]
Benefit Payment Option Coverage
Maximum Monthly LTC Benefit (Reimbursement):	$[4,166.67]
CareFlex Plus Benefit Pool:	$[8,333.34]
Maximum Monthly LTC Benefit (Indemnity):	$[3,333.34]
Indemnity Choice Factor:	[80%]
Market Benefit Floor:	$[37,500.00]
Market Benefit Multiplier:	[4]
Market Benefit Divisor:	[20]
Market Death Benefit Divisor:	[36]
[Protection Factor:	[0.6250000000]]
International Benefit Limit	[36] months

To contact your Long-Term Care Claims Specialist, please call [800 487-1485].

Benefit Transfer Rider
Minimum Purchase Payment Amount:
$[25,000]
Lifetime Purchase Payment Limit:
$[1,000,000]
Table of Guaranteed Purchase Values

Each $1,000 of Death Benefit Proceeds used to purchase benefits under the Benefit Transfer Rider will purchase the amount of Rider Death Benefit and Rider LTC Benefit shown below. The rates used to calculate these amounts are based on the Insured's Attained Age on the Purchase Date. See the Benefit Transfer Rider for more detail.

Insured's Attained Age	Rider Death Benefit	Rider LTC Benefit	Insured's Attained Age	Rider Death Benefit	Rider LTC Benefit	Insured's Attained Age	Rider Death Benefit	Rider LTC Benefit
[50	$1,480	$2,220	81	$1,070	$1,440	112	$1,031	$1,547
51	$1,456	$2,177	82	$1,070	$1,434	113	$1,029	$1,544
52	$1,432	$2,134	83	$1,070	$1,429	114	$1,028	$1,542
53	$1,409	$2,093	84	$1,070	$1,424	115	$1,027	$1,541
54	$1,387	$2,053	85	$1,070	$1,418	116	$1,026	$1,539
55	$1,364	$2,012	86	$1,070	$1,426	117	$1,025	$1,538
56	$1,343	$1,975	87	$1,070	$1,434	118	$1,024	$1,536
57	$1,322	$1,937	88	$1,070	$1,442	119	$1,023	$1,535
58	$1,302	$1,901	89	$1,070	$1,450	120	$1,022	$1,533]
59	$1,282	$1,866	90	$1,070	$1,458
60	$1,264	$1,833	91	$1,070	$1,466
61	$1,246	$1,801	92	$1,070	$1,474
62	$1,229	$1,770	93	$1,070	$1,482
63	$1,213	$1,741	94	$1,070	$1,490
64	$1,198	$1,714	95	$1,070	$1,498
65	$1,184	$1,688	96	$1,068	$1,504
66	$1,171	$1,663	97	$1,065	$1,507
67	$1,158	$1,639	98	$1,061	$1,510
68	$1,146	$1,616	99	$1,057	$1,512
69	$1,135	$1,595	100	$1,054	$1,516
70	$1,125	$1,575	101	$1,051	$1,519
71	$1,115	$1,556	102	$1,048	$1,523
72	$1,105	$1,536	103	$1,046	$1,528
73	$1,095	$1,517	104	$1,045	$1,534
74	$1,085	$1,498	105	$1,043	$1,539
75	$1,075	$1,479	106	$1,041	$1,544
76	$1,070	$1,466	107	$1,039	$1,549
77	$1,070	$1,461	108	$1,038	$1,555
78	$1,070	$1,456	109	$1,036	$1,554
79	$1,070	$1,450	110	$1,034	$1,551
80	$1,070	$1,445	111	$1,033	$1,550

Benefit Transfer Rider (continued)
Rider Loan Information

Minimum Rider Loan Amount:			$[100.00]
Minimum Rider Loan Repayment			$[25.00]
Amount:
Rider Loan Interest Rate Charged:			4.00% annual effective rate in all Policy Years.
		Table of Rider Surrender Value Factors
The Rider Surrender Value Factors below are based on the Insured's sex and Attained Age, using the Ultimate 2017
CSO, Male/Female, Composite Tobacco, Age Last Birthday mortality table. See the Benefit Transfer Rider for an explanation of how this table will be used.
		Rider		Rider		Rider
	Insured’s	Surrender	Insured’s	Surrender	Insured’s	Surrender
	Attained	Value	Attained	Value	Attained	Value
	Age	Factor	Age	Factor	Age	Factor
	[35	$397.76	64	$568.13	93	$898.09
	36	$397.76	65	$581.34	94	$903.09
	37	$397.76	66	$594.64	95	$907.95
	38	$397.76	67	$608.02	96	$912.74
	39	$397.76	68	$621.48	97	$917.29
	40	$397.76	69	$635.03	98	$921.59
	41	$397.76	70	$648.63	99	$925.54
	42	$397.76	71	$662.23	100	$929.10
	43	$397.76	72	$675.78	101	$932.30
	44	$397.76	73	$689.22	102	$935.20
	45	$397.76	74	$702.54	103	$937.82
	46	$397.76	75	$715.68	104	$940.22
	47	$397.76	76	$728.67	105	$942.50
	48	$397.76	77	$741.51	106	$944.84
	49	$397.76	78	$754.22	107	$947.30
	50	$397.76	79	$766.77	108	$949.66
	51	$408.62	80	$779.15	109	$951.91
	52	$419.71	81	$791.32	110	$954.08
	53	$431.04	82	$803.25	111	$956.15
	54	$442.59	83	$814.86	112	$958.14
	55	$454.36	84	$826.05	113	$960.04
	56	$466.35	85	$836.74	114	$961.86
	57	$478.54	86	$846.87	115	$963.60
	58	$490.91	87	$856.34	116	$965.26
	59	$503.46	88	$865.08	117	$966.85
	60	$516.16	89	$873.07	118	$968.35
	61	$529.00	90	$880.30	119	$969.70
	62	$541.96	91	$886.83	120	$972.76
	63	$555.00	92	$892.72	121 and later	$1,000.00]

Table of Surrender Charges
See Surrender Provisions for an explanation of when this table will be used.
Surrender Charge as of
Policy Year
Beginning of Policy Year

[1	$[1,833.00
2	$1,746.00
3	$1,658.00
4	$1,568.00
5	$1,479.00
6	$1,388.00
7	$1,296.00
8	$1,203.00
9	$1,110.00
10	$1,015.00
11	$742.00
12	$498.00
13	$292.00
14	$126.00
15 and thereafter]	$0.00]

Calculation of Surrender Charge for Decrease in Specified Amount
For decreases in Specified Amount, including a decrease in Specified Amount resulting from a partial surrender but excluding full surrender of this Policy, the charge will be calculated as (1) multiplied by (2) and divided by (3), where:
(1)
is the amount of the decrease;
(2)
is the then applicable surrender charge from the Table of Surrender Charges shown above; and
(3)
is the Initial Specified Amount.
See the “Surrender Charge for Full Surrender” provision for an explanation of the charge upon full surrender of this Policy.

Table of Expense Charges and Fees
The following expenses and fees are charged under this Policy:
Guaranteed Maximum Premium Load
We will deduct a Premium Load from each premium payment. The Premium Load is calculated by multiplying each premium payment by the applicable percentage, which will not exceed the amount(s) shown below. After the Insured’s Attained Age 121, no further premium payments may be made.
[25.00]% for Policy Year(s) 1 and thereafter.
Cost of Insurance
See the “Cost of Insurance” provision. The Net Amount at Risk Discount Factor used in that provision is [1.00082954].
Guaranteed Maximum Monthly Administrative Fee
The Monthly Administrative Fee equals (1) plus (2) [plus (3)], where:
(1)
is a monthly charge of [0.60000] per $1,000 of Initial Specified Amount; and
(2)
is a monthly charge per $1,000 for any increase in Specified Amount [;and
(3)
is a monthly charge of [$10.00]].

The rate used to calculate the charges described in (1) and (2) above varies by the Insured’s sex and age (Issue Age for the charges in (1) or Attained Age on the date of the increase for the charges in (2)).
Guaranteed Maximum M&E and Asset Charge Rate
[0.125]% monthly in all Policy Years until the Insured's Attained Age 121.
Transfer Fee
$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.
Guaranteed Maximum Partial Surrender Fee: $[150.00]

Table of Guaranteed Maximum Cost of Insurance Rates
The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by the Insured’s sex, Issue Age and the Policy Year, but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO, Male/Female, Composite Tobacco, Age Last Birthday] mortality table.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate
[1	0.11758	36	1.52184	71	50.89244
2	0.12842	37	1.69912	72	53.99864
3	0.14094	38	1.90568	73	58.09567
4	0.15263	39	2.14001	74	62.62918
5	0.16515	40	2.40147	75	67.67469
6	0.17767	41	2.68599	76	73.32811
7	0.18936	42	2.99295	77	79.71406
8	0.19939	43	3.32601	78	80.11620
9	0.20356	44	3.69588	79	80.51834
10	0.20941	45	4.11521	80	80.92048
11	0.21442	46	4.59696	81	81.32262
12	0.22027	47	5.14125	82	81.72477
13	0.22611	48	5.78293	83	82.12691
14	0.23113	49	6.55095	84	82.52905
15	0.23948	50	7.44129	85	82.93119
16	0.25118	51	8.47400	86	83.33333
17	0.26622	52	9.66230	87 and	0.00000]
18	0.28294	53	11.01321	later
19	0.30300	54	12.50715
20	0.32558	55	14.11597
21	0.35235	56	15.80879
22	0.38247	57	17.53629
23	0.41762	58	19.27103
24	0.45782	59	20.96545
25	0.50473	60	22.53736
26	0.55754	61	24.21720
27	0.61877	62	26.25159
28	0.68759	63	28.51121
29	0.76488	64	31.02914
30	0.84811	65	33.77547
31	0.93648	66	36.61924
32	1.03082	67	39.44941
33	1.13202	68	42.34621
34	1.24347	69	45.25809
35	1.37197	70	48.12900

Corridor Percentages Table
Death Benefit Qualification Test: Cash Value Accumulation Test
See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Insured’s Attained Age	Corridor Percentage	Insured’s Attained Age	Corridor Percentage
[35	361%	71	151%
36	351%	72	148%
37	342%	73	145%
38	334%	74	143%
39	325%	75	140%
40	317%	76	138%
41	309%	77	135%
42	302%	78	133%
43	294%	79	131%
44	287%	80	129%
45	280%	81	127%
46	273%	82	125%
47	266%	83	123%
48	260%	84	122%
49	253%	85	120%
50	247%	86	119%
51	241%	87	117%
52	235%	88	116%
53	229%	89	115%
54	223%	90	114%
55	218%	91	113%
56	212%	92	112%
57	207%	93	111%
58	202%	94	110%
59	197%	95	109%
60	193%	96	108%
61	188%	97	107%
62	184%	98	106%
63	180%	99	103%
64	176%	100	100%]
65	172%	and later
66	168%
67	164%
68	161%
69	158%
70	154%

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